EXHIBIT 99.1

MTM TECHNOLOGIES ANNOUNCES A RETURN TO POSITIVE EBITDA
AND RECEIVES ADDITIONAL EQUITY FUNDING

•	EBITDA of $500,000 to $550,000 for June 30, 2007 quarter
•	Recent restructuring drives cost savings
•	Receives $3.5 million of additional equity funding

STAMFORD, CT – July 30, 2007 - MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced that it anticipates that for the quarter ended June 30, 2007, revenues will be approximately $67 million and earnings before interest, income taxes, depreciation, amortization, and stock-based compensation and other expenses (“EBITDA”) will be in the range of $500,000 to $550,000.  Additionally, the Company confirmed its prior guidance for Fiscal 2008 of revenues of approximately $265 million, with positive and increasing EBITDA for each quarter.

Steve Stringer, President and Chief Operating Officer commented that “We are beginning to see the benefits of the cost reduction program we completed in March 2007 and expect that this will continue in future quarters resulting in both EBITDA and cash flow improvements.  Additionally, the significant investments we made to our service platform and organization have resulted in improved service revenues and margins in the June quarter.”

The Company also announced that it has received an additional $3.5 million of preferred equity financing from its existing investor, Pequot Ventures.  In this transaction, MTM Technologies issued 743,415 shares of Series A-8 Preferred Stock and 892,098 warrants to purchase shares of common stock at an exercise price of $1.2947.  Each share of Series A-8 Preferred Stock is convertible into four shares of common stock at a conversion price of  $4.7080  per preferred share.

“The additional preferred equity financing improves our working capital position and will help drive the continued execution of our positive Fiscal 2008 plan,” said Jay Braukman, Senior Vice President and Chief Financial Officer.

About MTM Technologies
MTM Technologies, Inc. (NASDAQ: MTMC) is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies.  Partnered with industry-leading technology providers such as Cisco, Citrix, Microsoft, HP, Sun Microsystems, EMC and Avaya, MTM Technologies’ practice areas include access infrastructure, IP telephony, enterprise storage, security and network and systems infrastructure. Service areas include managed services, consulting, professional IT staffing and implementation. For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings.  The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in  MTM Technologies’ expectations or future events.

For more information, contact:

Timothy Dolan
Senior Managing Director
Integrated Corporate Relations, Inc.
617-956-6727
timothy.dolan@icrinc.com

Jay Braukman
Chief Financial Officer
MTM Technologies, Inc.
203-975-3750
investorrelations@mtm.com